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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


            Date of Report (Date of earliest event) December 5, 2002
                                                    ----------------



                           BELDEN & BLAKE CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)

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

      Ohio                                    0-20100                       34-1686642
------------------------------           ------------------------         ---------------------------------
(State or other jurisdiction of          (Commission File Number)         (IRS Employer Identification No.)
incorporation)
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5200 Stoneham Road, North Canton, Ohio                                44720
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(Address of principal executive offices)                          (Zip Code)


                                 (330) 499-1660
                                 ---------------
               Registrant's telephone number, including area code


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ITEM 5.  OTHER EVENTS

         On December 10, 2002, Belden & Blake Corporation (the "Company") sold 962 oil and natural gas wells in New York and Pennsylvania. The sale included substantially all of the Company's Medina formation wells in New York and a smaller number of Pennsylvania Medina wells. The sale resulted in proceeds of approximately $16.2 million. On December 10, 2002, the Company received $15.5 million in cash with an additional amount of approximately $700,000 to be received subject to preferential purchase rights. The proceeds were used to pay down the Company's revolving credit facility. The Company expects to record a pre-tax loss of $2 million to $3 million on the transaction, subject to final purchase price adjustment accounting.

         The wells sold had proved developed reserves using SEC pricing parameters of approximately 19.5 Bcfe (billion cubic feet equivalent) and proved undeveloped reserves of approximately 3.6 Bcfe. At October 1, 2002, the Company's net production from these wells was approximately 4.2 Mmcfe (million cubic feet equivalent) of natural gas per day.

         On December 5, 2002, the Company amended its $100 million revolving credit facility ("the Revolver"). The amendment extended the Revolver's final maturity date to December 31, 2005, from April 22, 2005, increased the letter of credit sub-limit from $30 million to $40 million and permitted the Company to enter into the transaction to sell, transfer and assign oil and gas properties consisting of 962 wells in New York and Pennsylvania.

         The Revolver, as amended, is subject to certain financial covenants. These include a quarterly senior debt interest coverage ratio of 3.2 to 1 extended through September 30, 2005; and a senior debt leverage ratio of 2.7 to 1 extended through September 30, 2005. The amendment extended the early termination fee, equal to .125% of the Revolver, through December 31, 2004. There is no termination fee after December 31, 2004.

         On December 13, 2002, the Company made the semiannual interest payment totaling $11.1 million on its Senior Subordinated Notes. At December 16, 2002, the outstanding balance under the credit agreement was $29.4 million, there were $17.3 million of outstanding letters of credit and $53.3 million of borrowing capacity was available for general corporate purposes.


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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 19, 2002               BELDEN & BLAKE CORPORATION
      -------------------              (Registrant)


                                        By:   /s/ Robert W. Peshek
                                             ----------------------------------
                                              Robert W. Peshek, Vice President
                                              and Chief Financial Officer